UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/03/2009

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 3, 2009, the Board of Directors (the "Board") of Dynavax Technologies Corporation ("Dynavax") elected Francis R. Cano, Ph.D. as a Class III director to serve until the 2012 Annual Meeting of Stockholders. Pursuant to the terms of an offer letter between Dynavax and Dr. Cano and the compensation policies of Dynavax with respect to outside directors, Dr. Cano received the following as of his date of election:

1.   Pursuant to the Dynavax 2004 Non-Employee Directors' Option Plan (the "Directors' Plan"), Dr. Cano was granted an initial non-qualified stock option to purchase 20,000 shares of Dynavax common stock, with an exercise price equal to the fair market value on the date of grant, vesting over four years in equal annual installments;

2.   Pursuant to the Directors' Plan, Dr. Cano will automatically receive a non-qualified option to purchase an additional 10,000 shares of Dynavax common stock at each annual meeting of Dynavax's stockholders (with respect to the first such grant, the option will be pro-rated such that the fraction of such 10,000 shares shall equal the fraction of the year that he serves until the 2010 annual meeting), with an exercise price equal to the fair market value on the date of grant, vesting on the first anniversary of the grant; and

3.   Dr. Cano will receive an annual retainer of $20,000, payable in equal quarterly installments in arrears, $2,000 for each Board meeting attended in person and $500 for each Board meeting attended by telephone.

A copy of the press release relating to Dr. Cano's appointment is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.    Description
99.1             Press Release, dated November 5, 2009, titled "Dynavax Appoints Francis R. Cano, Ph.D. to Board of Directors".

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: November 05, 2009	By:	/s/ Jennifer Lew
Jennifer Lew
Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated November 5, 2009, titled "Dynavax Appoints Francis R. Cano, Ph.D. to Board of Directors".